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                                  Exhibit 21

                          Sheffield Steel Corporation
                        Subsidiaries of the Registrant

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
                                       State of
Name of Subsidiary                   Incorporation  D/B/A
------------------                   -------------  -----
Sand Springs Railroad Company        Oklahoma       Sand Springs Railroad Company

Sheffield Steel Corporation-
Oklahoma City                        Delaware       Sheffield Steel Corporation-Oklahoma City

Waddell's Rebar Fabricators, Inc.    Missouri       Waddell's Rebar Fabricators, Inc.

Wellington Industries, Inc.          Oklahoma       Wellington Industries, Inc.